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                                                                   Exhibit 99.11


                      ASSIGNMENT OF LOAN AND LOAN DOCUMENTS


            THIS ASSIGNMENT OF LOAN AND LOAN DOCUMENTS (this "Assignment"), is made as of the 31st day of October, 2001, by P-B Finance Ltd., a Cayman Islands company, having its principal place of business at One New York Plaza, 13th Floor, New York, New York 10292 ("Assignor") to Vornado PS, L.L.C., a Delaware limited liability company, having its principal place of business at 888 Seventh Avenue, 44th Floor, New York, New York 10019 ("Assignee").

            WHEREAS, Assignor and Primestone Investment Partners, L.P. ("Borrower") are party to the Amended and Restated Credit Agreement, dated as of September 26, 2000, as amended by the First Amendment thereto, dated as of September 25, 2001 (as so amended, the "P-B Loan Agreement;" capitalized terms used but not herein defined shall have the meaning set forth in the P-B Loan Agreement), pursuant to which, among other things, Assignor has loaned to Borrower the principal amount of $40,000,000;

            WHEREAS, the Loan is evidenced by the Note and is secured by a first priority security interest in the Collateral, including approximately 7,944,893 certificated units of limited partnership interests in Prime Group Realty, L.P..

            WHEREAS, Assignee and Borrower are party to the Loan Agreement, dated as of September 26, 2000, pursuant to which, among other things, Assignee has loaned to Borrower the principal amount of $62,000,000;

            WHEREAS, Assignee and Assignor are party to the Intercreditor Agreement, dated as of September 26, 2000 (the "Intercreditor Agreement");

            WHEREAS, Notices of a Margin Call and an Event of Default have been given under Sections 2.04(a) and 8.01, respectively, of the P-B Loan Agreement;

            WHEREAS, pursuant to the terms of the Intercreditor Agreement, Assignee has the right to purchase the Loan at a price of par plus accrued interest thereon in accordance with the terms and conditions set forth in such Intercreditor Agreement, and Assignee has elected to exercise such right to acquire the Loan at such price;

            WHEREAS, Assignor has agreed to assign to Assignee, and Assignee has agreed to acquire from Assignor, the Loan and all of Assignor's right, title and interest in, to and under the other Loan Documents;
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            WHEREAS, in connection with the assignment of the Loan and the right, title and interest in, to and under the Loan Documents, Assignor is, simultaneously with the delivery of this Agreement, delivering the originally executed copies of all of the Loan Documents, together with the Note with a duly executed indorsement thereon stating "Pay to the order of Vornado PS, L.L.C., a Delaware limited liability company" and all certificates and other evidences of the Collateral in its possession, and Assignee hereby acknowledges receipt of all such Loan Documents, Note and evidences of Collateral.

            KNOW ALL MEN BY THESE PRESENTS, that in consideration of the payment by Assignee of an amount in cash equal to $37,978,479.97 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor has granted, bargained, sold, assigned, transferred and set over, and by these presents does grant, bargain, sell, assign, transfer and set over unto Assignee all of Assignor's right, title and interest in, to and under the Note, the Loan, the Collateral, the P-B Loan Agreement and each of the other Loan Documents (including, without limitation, the Loan Documents listed on Schedule A hereto and made a part hereof), to have and to hold forever, and Assignee hereby accepts such right, title and interest in, to and under the Note, the Loan, the Collateral, the P-B Loan Agreement and Loan Documents; provided, however that the parties hereto expressly acknowledge and agree that Assignor will, except as otherwise provided in this sentence, continue to have the benefit, together with the Assignee, of the representations, warranties, and indemnities made to it under the Loan Documents including, but not limited to,
(i) Section 6 of the First Amendment to that certain Amended and Restated Credit Agreement by and between Primestone Investment Partners L.P. and P-B Finance Ltd. Dated as of September 25, 2001; (ii) Sections 9.03, 9.04, 9.05, 9.06, 9.07,
9.12, 9.36, 9.17, 9.22, and 9.24 of that certain Amended and Restated Credit Agreement by and between Primestone Investment Partners L.P. and P-B Finance Ltd. dated as of September 26, 2000; (iii) the Amended Letter Agreement dated as of September 25, 2001 made by Michael W. Reschke in favor of P-B Finance Ltd.; and (iv) Section 6 of the First Amendment To That Certain Guaranty Made By The Prime Group, Inc. ("PGI"), Prime Group Limited Partnership, an Illinois partnership, PGLP, Inc., an Illinois corporation, Prime Group II, L.P., an Illinois partnership and Prime International, Inc., an Illinois corporation (each of the foregoing individually, a "Guarantor" and collectively, "Guarantors"), dated as of September 26, 2001; provided, further that the retention by Assignor of any such benefits shall in no way diminish any rights of Assignee with respect to such benefits.

            Assignor hereby makes the following representations and warranties, to and in favor of the Assignee as of the date of this Assignment:


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            (a) Assignor has the full legal and beneficial ownership of the
      Loan, the Note and each of the other Loan Documents it is assigning pursuant to this Assignment, free and clear of any right, title, interest or claim of any other person (other than the rights of the Borrower under the Loan Documents). Assignor has the right to sell, assign and/or transfer the Loan, the Note and each of the other Loan Documents free and clear of any claim of any other person, assignment, charge, lien, pledge, security interest, or direct or indirect participation interest in favor of another person, and without the consent of any other person, and the Loan, the Note and each of the other Loan Documents are being transferred to Assignee pursuant to this Assignment free and clear of any claim of any other person, assignment, charge, lien, pledge, pledge, security interest, or direct or indirect participation interest in favor of another person;

            (b) Attached to this Assignment are true, complete and correct copies of the P-B Loan Agreement, the Note and each of the other Loan Documents (as amended, extended, supplemented, restated or otherwise modified or replaced). Except as noted therein, none of the Loan Documents has been terminated, modified, supplemented, restated or amended in any respect. Assignor has not extinguished, subordinated or waived any of its rights under any of the Loan Documents, compromised or settled any claim, or released any portion of the Collateral or executed any instrument for the purpose of such satisfaction, cancellation, extension, subordination, release or waiver;

            (c) As of the date hereof, the outstanding principal amount of the
      Note is $37,956,993.38, and the amount of the accrued and unpaid interest on the Note is $21,486.59;

            (d) To the knowledge of Assignor, Assignor is not in default under any of the Loan Documents;

            (e) There are no judgments, orders, or decrees of any kind, or any legal action, suit, investigation or other legal or administrative proceeding pending, or, to the knowledge of the Assignor, threatened or anticipated to be filed, before any court or by or before any other governmental agency or body, which has, or is likely to have, any material adverse effect on the ability of Assignor to perform its obligations under this Agreement;

            (f) Assignor has not taken any action, or failed to take any action, that would result in any valid defense, including, without limitation, avoidance, voidness, performance and prescription, any defense arising from


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      laws and regulations relating to usury, any defense arising from informed consent, or any valid right of rescission, set-off, abatement, diminution or counterclaim, that would prevent Assignor from enforcing the payment provisions in the P-B Loan Agreement or the Note, foreclosing on, exercising its contractual and statutory recourses under the Loan Documents or selling the Collateral or realizing the practical or intended benefits of the Loan Documents intended to be provided in any such document; and

            (g) The Assignor has a valid and perfected continuing first priority Lien and security interest in the Collateral, securing the indefeasible payment and performance of all liabilities, obligations and indebtedness owing, arising, due or payable from the Borrower to the Assignor pursuant to the P-B Loan Agreement, the Note and all other Loan Documents to which Borrower is a party.

            Assignee hereby assumes all obligations, duties and liabilities of the Assignor under the Loan Documents arising from and after the date of this Assignment.

            Assignor and Assignee hereby agree that the Intercreditor Agreement is hereby terminated and shall be of no further force or effect and that, effective as of the date hereof, neither Assignor nor Assignee shall have any rights or obligations thereunder.

            Assignee hereby represents and warrants that immediately after giving effect to this Assignment and payment in full of the amounts due to Assignor in accordance with this Assignment, Assignee is solvent. For purposes of this Assignment, the term "solvent" means that, at the time of said determination, (i) the fair value of Assignee's assets exceeds the aggregate sum of its liabilities (including, without limitation, contingent liabilities); (ii) Assignee is able to pay its debts as they mature; (iii) the property owned by Assignee has a value in excess of the total aggregate sum required to pay its debts; and (iv) Assignee has capital sufficient to carry on its business. Assignee further hereby represents and warrants that there are no judgments, orders, or decrees of any kind, or any legal action, suit, investigation or other legal or administrative proceeding pending, or, to the knowledge of the Assignee, threatened or anticipated to be filed, before any court or by or before any other governmental agency or body, which has, or is likely to have, any material adverse effect on the ability of Assignee to perform its obligations under this Agreement.

            Each of the parties hereto represent and warrant to the other as follows:


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            (a) It (i) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction (other than the jurisdiction of its organization) in which the conduct of its business or the ownership or operation of its properties or assets makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect, and (iii) has full power, right, and legal authority to execute and deliver this Assignment, and any documentation necessary or required in order to effect the transaction contemplated hereby, and perform its obligations hereunder. This Assignment has been duly authorized, executed, and delivered by it (and assuming due authorization, execution, and delivery by the other party hereto), will be a valid and legally binding instrument enforceable against it in accordance with its terms. The person executing this Assignment and such other documentation on its behalf has been duly and properly authorized to do so.

            (b) The execution and delivery of this Assignment and such other documentation and the consummation of the transaction contemplated hereby will not (immediately or with the passage of time, or the giving of notice, or both) violate (1) any law, order, rule, or regulation, or determination of an arbitrator, a court, or other governmental agency or regulatory authority applicable to or binding upon it or any of its property or as to which it or any of its property is subject; or (2) any provision of any agreement, instrument, or undertaking to which it is a party or by which it or any of its property is bound. No consents, approvals, or other authorizations or notices are required by any state or federal regulatory authority in connection with the execution of this Agreement and such other documentation and the performance of any of its obligations contemplated hereby."

            Except as expressly set forth above, this Assignment is made by Assignor without representation, recourse or warranty.

            This Assignment shall inure to the benefit of, and be binding upon, Assignor and Assignee and their respective successors and assigns.

            THIS ASSIGNMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY EACH OF THE PARTIES HERETO IN THE STATE OF NEW YORK, AND SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAW.

                         [SIGNATURES ON FOLLOWING PAGE]


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            IN WITNESS WHEREOF, Assignor and Assignee have caused this
Assignment to be duly executed as of the day and year first written above.

                              ASSIGNOR:

                              P-B FINANCE LTD.


                              By: /s/ George D. Morgan III
                                 ----------------------------------
                                    Name: George D. Morgan III
                                    Title: Senior Vice President




                              ASSIGNEE:

                              VORNADO PS, L.L.C.

                              By: Vornado Realty, L.P.
                                     Its Sole Member

                              By: Vornado Realty Trust,
                                     Its General Partner


                              By: /s/ Michael Fascitelli
                                 ----------------------------------
                                    Name: Michael Fascitelli
                                    Title: President


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                                   Schedule A

                                 Loan Documents


1. Amended and Restated Credit Agreement, dated as of September 26, 2000, between Borrower and Assignor.

2. First Amendment to that certain Amended and Restated Credit Agreement by and between Borrower and Assignor dated as of September 25, 2001.

3. Promissory Note, dated as of November 17, 1997, by Borrower in favor of Assignor as a result of assignment by Prudential Securities Credit Corporation to Assignor.

4. Amended and Restated Pledge and Security Agreement, dated as of September 26, 2000, between Borrower and Assignor.

5. Securities Account Control Agreement, dated as of September 26, 2000, among Borrower, Assignor and Prudential Securities Incorporated.

6. Guaranty, dated as of September 26, 2000, by The Prime Group, Inc., Prime Group Limited Partnership, PGLP, Inc., Prime Group II, L.P. and Prime International, Inc. to Assignor.

7. First Amendment to that certain Guaranty made by The Prime Group, Inc. ("PGI"), Prime Group Limited Partnership, PGLP, Inc., Prime Group II, L.P., and Prime International, Inc., dated as of September 26, 2001.

8. UCC-1 Financing Statements filed in connection with the pledge of the Collateral.

9. Letter Agreement, dated as of September 26, 2000, by Michael W. Reschke in favor of Assignor.

10. Amended Letter of Agreement dated as of September 25, 2001 by Michael W. Reschke in favor of Assignor.

11. Amended and Restated Consent and Agreement of Primestone Partners, executed and given as of September 26, 2000, by PG/Primestone L.L.C. and The Prime Group, Inc. in favor of Assignor.


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12.   Amended and Restated Consent and Agreement of Prime Group Realty, L.P.,
      executed and given as of September 26, 2002, by Prime Group Realty Trust, on behalf of Prime Group Realty, L.P., in favor of Assignor.

13.   Amended and Restated Consent and Agreement of Prime Group Realty Trust
      (REIT), executed and given as of September 26, 2000, by Prime Group Realty Trust in favor of Assignor.

14. Assignment and Acceptance dated December 30, 1997 between Prudential Securities Credit Corp. and Assignor.

15. Notification of Margin Call dated October 26, 2001 issued to Primestone Investment Partners, L.P.

16. Notice of an Event of Default and Acceleration dated October 26, 2001 issued to Primestone Investment Partners, L.P.


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